     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              THE DIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                                51-0374887
    (STATE OR OTHER JURISDICTION OF INCORPORATION OR             (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                     ORGANIZATION)

                           15501 NORTH DIAL BOULEVARD
                           SCOTTSDALE, AZ 85260-1619
                                 (602) 754-3425
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 MALCOLM JOZOFF
               CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                              THE DIAL CORPORATION
                           15501 NORTH DIAL BOULEVARD
                           SCOTTSDALE, AZ 85260-1619
                                 (602) 754-3425
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                STUART H. GELFOND, ESQ.                                    JANE E. OWENS, ESQ.
        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                   ONE NEW YORK PLAZA                                      THE DIAL CORPORATION
             NEW YORK, NEW YORK 10004-1980                              15501 NORTH DIAL BOULEVARD
                     (212) 859-8000                                     SCOTTSDALE, AZ 85260-1619
                                                                              (602) 754-3425

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
       TITLE OF CLASS OF                 AMOUNT TO BE                 PROPOSED MAXIMUM                  AMOUNT OF
  SECURITIES TO BE REGISTERED             REGISTERED           AGGREGATE OFFERING PRICE(1)(2)      REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------
Debt Securities................          $300,000,000                  $300,000,000                      $88,500
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...              (4)                            --                              --
---------------------------------------------------------------------------------------------------------------------------
Total..........................          $300,000,000                  $300,000,000                      $88,500
===========================================================================================================================

(1) In U.S. dollars or the equivalent thereof in foreign currencies, composite currencies or currency units.
(2) Exclusive of accrued interest and distributions, if any.
(3) Calculated pursuant to Rule 457.
(4) Also includes such indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for other Debt Securities that provide for conversion or exchange into Common Stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                   SUBJECT TO COMPLETION DATED MARCH 5, 1998

PROSPECTUS

                                  $300,000,000

                                [DIAL CORP LOGO]
                                DEBT SECURITIES
                            ------------------------

     The Dial Corporation (the "Company" or "Dial") may offer, issue and sell from time to time senior or subordinated debt securities (the "Debt Securities"), in each case, in amounts, at prices and on such terms to be determined at the time of the offering.

     The Debt Securities offered pursuant to this Prospectus may be issued in one or more series and/or issuances and will have an aggregate initial public offering price of up to $300,000,000 (or the equivalent thereof, based on the applicable exchange rate at the time of offering, in one or more foreign currencies, currency units, or composite currencies as shall be designated by the Company). Certain specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the specific title, the aggregate principal amount, the aggregate offering price, the ranking as senior debt or subordinated debt, the denomination, the maturity, any premium, any interest rate (which may be fixed, floating or adjustable), the time and method of calculating any payment of interest, the place or places where principal of, any premium, and any interest, on such Debt Securities will be payable, the currency in which principal of, any premium, and any interest, on such Debt Securities will be payable, any terms of redemption at the option of the Company or repayment at the option of the holder thereof, any sinking fund provisions, any terms for conversion or exchange into other securities, any listing on a securities exchange, the public offering price and any other terms of the offering and sale thereof. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     Unless otherwise specified in a Prospectus Supplement, the Debt Securities, when issued, will be unsecured and unsubordinated obligations of the Company and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company. This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE DEBT SECURITIES.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Debt Securities may be sold to or through underwriters or dealers as designated from time to time, to other purchasers directly or through agents designated from time to time or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities. See "Plan of Distribution."
               The date of this Prospectus is             , 1998.

     Certain persons, including any underwriters, participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Such transactions may include stabilizing and the purchase of Debt Securities to cover syndicate short positions. For a description of these activities, see "Plan of Distribution."
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a website (http://www.sec.gov) from which such reports, proxy statements and other information may be obtained. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the schedules and exhibits filed therewith. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following document filed with the Commission by the Company pursuant to the Exchange Act is incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

     All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the initial filing of the Registration Statement and prior to the closing of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of the filing of such documents.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein (with respect to any statement in such documents which are so incorporated or deemed to be incorporated), in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     Upon the request of any person to whom a copy of this Prospectus and any Prospectus Supplement has been delivered, the Company will provide without charge to such person (including a beneficial owner) a copy of any documents incorporated by reference therein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the document that this Prospectus or any Prospectus Supplement incorporates by reference). Requests for such copies should be directed to: The Dial Corporation, Attention:
Walter Rogers, Vice President-Investor Relations, 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619; telephone number: (602) 754-3425.

     The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in or incorporated by reference into this Prospectus. Prior to August 15, 1996, the business of the Company was operated as the consumer products business (the "Consumer Products Business") of Viad Corp (then known as The Dial Corp) ("Former Parent"). On August 15, 1996, Former Parent distributed to its stockholders all of the Company's then outstanding common stock (the "Spin-off") causing the Company to become a separate publicly-traded company. Unless otherwise indicated, (i) all references in this Prospectus to the "Company" or "Dial" for periods prior to the Spin-off refer to the Consumer Products Business of Former Parent and for periods following the Spin-off refer to the Company and its consolidated subsidiaries, (ii) all financial information included or incorporated by reference in this Prospectus has been prepared as if the Company had always been a separate operating company, (iii) the industry data included or incorporated by reference in this Prospectus are derived from publicly available industry trade journals and reports, including, with respect to market rank and market share, reports published by Information Resources, Inc., and other publicly available sources which the Company has not independently verified but which the Company believes to be reliable and (iv) references to years and periods are to fiscal years and periods and, with respect to comparative industry data, years are to calendar years. Unless otherwise noted, all market share data as of any particular date are as of the 52 weeks then ended and are based on sales in the U.S. market, which with respect to soap products is measured by ounces sold, with respect to detergent products is measured by standard cases sold and with respect to air fresheners and canned meats is measured by units sold.

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Prospectus, the words "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, the Company's statements regarding potential international expansion, the estimated benefits of the Company's cost-cutting program and potential product introductions, are based on management's beliefs, as well as on assumptions made by and information currently available to management, and involve various risks and uncertainties, certain of which are described under "Risk Factors" in this Prospectus and certain of which are beyond the Company's control. The Company's actual results could differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. In light of these risks and uncertainties, there can be no assurance that the forward-looking information included or incorporated by reference in this Prospectus will in fact transpire.

                                  THE COMPANY

     Dial is a consumer products company with net sales of $1.4 billion and operating income of $162 million in 1997. The Company markets its products primarily under such well-known household brand names as DIAL(R) soaps, PUREX(R) detergents, RENUZIT(R) air fresheners and ARMOUR(R) canned meats.

     The Company was incorporated in the State of Delaware on June 3, 1996. The Company's corporate headquarters and principal executive offices are located at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, telephone number
(602) 754-3425.

                                  RISK FACTORS

     In addition to the other information in this Prospectus and any accompanying Prospectus Supplement, the following factors should be considered carefully before investing in the Debt Securities offered hereby.

INTENSE COMPETITION IN THE CONSUMER PRODUCTS INDUSTRY

     The consumer products industry, particularly its detergent, personal care and air freshener categories, is intensely competitive. Several of the Company's most significant competitors, including The Procter & Gamble Company, Lever Brothers Co. (a division of Unilever plc) and Colgate-Palmolive Company, have greater financial resources than the Company and may be willing to commit significant resources to protecting their own market shares or to capturing market share from the Company. As a result, the Company may need to incur greater costs than previously incurred for trade and consumer promotions and advertising to preserve or improve market share and to introduce and establish new products and line extensions. At the same time, the Company may need to undertake additional production-related cost-cutting measures to enable it to respond to competitors' price cuts and marketing efforts without reducing the Company's margins. There can be no assurance that the Company will be able to make such additional expenditures or implement such cost-cutting measures or that if made or implemented they will be effective.

CONSUMER PRICING PRESSURES

     Consumer products, particularly those that are value-priced, are subject to significant price competition. From time to time, the Company may need to engage in price-cutting initiatives for some of its products to respond to competitive and consumer pressures. The failure of the Company's sales volumes to grow sufficiently to improve overall revenues and income as a result of a competitive price reduction could have a material adverse effect on the financial performance of the Company.

TRADE CUSTOMER PRICING PRESSURES; COMPETITIVE RETAIL ENVIRONMENT

     The Company faces pricing pressure from its trade customers. Because of the competitive retail environment, retailers have increasingly sought to reduce inventory levels and obtain pricing concessions from vendors. In addition, because consumer products companies, including the Company, have historically offered end-of-quarter discounts to achieve quarterly sales goals, trade customers have been inclined to delay inventory restocking until quarter-end. Over the past 18 months, the Company has reduced end-of-quarter discounts to retailers and has changed its sales incentive structure to emphasize not only quarterly revenue targets but also trade spending management and other personal performance targets. The reduction in discounts has not had and the Company believes it will not have a material adverse effect on sales although there can be no assurance in that regard. The Company is also subject to the risk that high-volume customers could seek alternative pricing concessions or better trade terms. The Company's performance is also dependent upon the general health of the retail environment and could be materially adversely affected by changes therein and by the financial difficulties of retailers.

DEPENDENCE ON KEY CUSTOMERS

     The Company's top ten customers accounted for 35% of net sales for 1997. Wal-Mart Stores Inc. (and its affiliate, SAM's Club) ("Wal-Mart") was the Company's largest customer, accounting for 17% of the Company's net sales in 1997. The loss of, or a substantial decrease in the volume of purchases by, Wal-Mart or any of the Company's other top customers could have a material adverse effect on the Company's results of operations.

PRICE VOLATILITY OF RAW MATERIALS; SINGLE SOURCE SUPPLIER

     While the Company believes that it may, in certain circumstances, be able to respond to price increases for certain raw materials by increasing sales prices, rapid increases in the prices of such raw materials could have a material adverse impact on the Company's financial results. For example, tallow (a key ingredient in Dial bar soaps) has experienced price fluctuations within the range of $0.16 and $0.28 per pound from

January 1, 1995 to December 31, 1997. Recently, the price of tallow has been trading at the lower end of this historical range. Because the majority of the competitors' soap products use considerably less tallow in their bar soap products, the Company may not be able to increase the prices of its Dial bar soaps in response to increases in tallow prices. In addition, the antibacterial agent, Triclosan, which is the active ingredient used in Liquid Dial products, is sourced from a single supplier. Although the Company has an adequate supply of Triclosan for its current and foreseeable needs, a significant disruption in this supply could have a short-term material adverse impact on the Company's financial results. The Company seeks to mitigate this risk by entering into contracts to provide up to six-month supplies of tallow, Triclosan and packaging materials. Long-term hedging opportunities against price increases for these items are generally not available.

DEPENDENCE ON DOMESTIC MARKETS; RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

     While a number of the Company's competitors have diversified their revenues to include a strong international component, the Company is currently dependent primarily on sales generated in the U.S. markets (92% of sales in 1997). With respect to a number of the Company's most significant product categories, including detergents and bar soaps, the U.S. markets are mature and characterized by high household penetration. The Company's unit sales growth in these domestic markets will depend on increasing usage by consumers, product innovation and in capturing market share from competitors. There can be no assurance that the Company will succeed in implementing its strategies to achieve such domestic growth.

     To reduce its dependence on domestic revenues, the Company has adopted a strategy to further penetrate international markets. In implementing this strategy, the Company faces barriers to entry and the risk of competition from local and other companies that already have established global businesses, risks generally associated with conducting business internationally, including exposure to currency fluctuations, limitations on foreign investment, import/export controls, nationalization, unstable governments and legal systems and the additional expense and risks inherent in operating in geographically and culturally diverse locations. Because the Company plans to develop its international business through acquisitions as well as joint ventures, co-packaging arrangements and/or other alliances, the Company may also be subject to risks associated with such acquisitions, ventures, arrangements and alliances, including those relating to the marriage of different corporate cultures and shared decision-making. In addition, since the Company's current international distribution capabilities are extremely limited, the Company will also need to acquire a distribution network or enter into alliances with existing distributors before it can effectively conduct operations in new markets. There can be no assurance that the Company will succeed in increasing its international business in a profitable manner, and a failure to expand this business may have a material adverse effect on the Company.

     The Company has a significant number of registered foreign trademarks as well as pending foreign trademark applications. There can be no assurance that the Company will successfully register any foreign trademarks for which applications are currently pending or that such trademarks, once registered, together with any existing registered foreign trademarks, will be protected in the foreign markets in which they are used.

ADVERSE PUBLICITY; PRODUCT RECALLS

     Certain news broadcasts by major U.S. television and radio networks have focused on the use of antibacterial agents to kill germs on various surfaces. Triclosan, the active ingredient in Liquid Dial, has also been a focus of these broadcasts. Although none of the broadcasts disputed that Triclosan kills germs on the skin, some third party experts did question whether it provides any additional protection beyond that provided by non-antibacterial soap products. Although the Company has test results that it believes prove that Triclosan provides consumers with additional protection in limiting exposure to bacteria-related diseases, there can be no assurance that the adverse publicity stemming from these broadcasts will not adversely affect the Company's sales of its antibacterial soap products and its results of operations.

     Because the Company shares the use of the Armour trademark for food products with ConAgra Inc., the manufacturer of Armour-branded non-canned meat products, the Company faces the risk that consumer preferences and perceptions with respect to any of the Company's Armour products may be influenced by adverse publicity affecting any of the Armour-branded products of ConAgra, Inc.

     From time to time, consumer product companies, including Dial, have had to recall certain products for various reasons, which costs of recall or other liabilities could be material to such companies. To date, the Company has not made any product recalls that have been material to the Company's financial condition. In addition, adverse publicity regarding any such product recalls could also be material to the Company.

ENVIRONMENTAL CONCERNS REGARDING DETERGENT COMPOUND

     Nonlyphenol ethoxylate ("NPE") is an ingredient used in the Company's liquid and powder detergent products. Certain environmental and regulatory groups have raised concerns regarding the toxicity of compounds produced from NPE as it decomposes and the adverse impact on the reproductive health of certain aquatic animals exposed to those compounds. Although to the best of the Company's knowledge none of the studies undertaken on NPE have demonstrated a link between the compound and such effect in the environment or in human beings, there can be no assurance that subsequent studies will not in fact demonstrate such a link or demonstrate other adverse environmental consequences. Current government regulations do not impose any restrictions on the use of NPE, or impose any liability on any of the businesses that utilize NPE in the products they manufacture. The Company believes, however, that a number of governmental agencies in North America and Europe are discussing formal regulation of NPE in the environment. The Company is in the process of reformulating its detergents to eliminate this compound as an ingredient. The additional expense the Company expects to incur as a result of this reformulation is not expected to have a material adverse impact on the Company's financial results. In addition, the Company believes that it will not incur any significant environmental liability as a result of the use of NPE in its products.

DEPENDENCE ON KEY PERSONNEL

     The operation of the Company requires managerial expertise. Of the Company's key personnel, only the Chief Executive Officer has an employment contract with the Company. There can be no assurance that any of the Company's key employees will remain in the Company's employ. The loss of such key personnel could have a material adverse effect on the Company's operations.

TURNOVER; EMPLOYEE RELATIONS

     Primarily as a result of the restructuring of its business, the Company discharged approximately 950 salaried and non-salaried employees during 1995 and 1996. In addition, the Company experienced greater aggregate voluntary turnover of salaried employees in 1996 and 1997 than the industry average. Although the Company believes that it presently has sufficient staffing, there can be no assurance that the Company would not be materially adversely affected by any future significant voluntary turnover of salaried or other employees.

     Five of the Company's seven plants are unionized. The Company's contracts with its various unions are scheduled for renegotiation as follows: (i) International Brotherhood of Teamsters (covering approximately 350 employees at the Company's St. Louis, Missouri plant) in July 1998; (ii) Oil, Chemical and Atomic Workers union (covering approximately 100 employees at the Company's Bristol, Pennsylvania plant) in May 1999; (iii) United Food and Commercial Workers union (covering approximately 475 employees at the Company's Aurora, Illinois plant) in August 1999; and (iv) the United Food and Commercial Workers union (covering approximately 500 employees at the Company's Fort Madison, Iowa plant) in September 1999. There can be no assurance that these contracts can be renegotiated on terms acceptable to the Company. In 1993, the Company's St. Louis, Missouri plant experienced a five-week stoppage. Although the Company believes that its relations with the employees at this plant and other plants are satisfactory, there can be no assurance that the Company will not face similar labor disputes in the future or that such disputes will not be material to the Company.

ENVIRONMENTAL MATTERS

     The Company is subject to a variety of environmental and health and safety laws in each jurisdiction in which it operates. These laws and regulations pertain to the Company's present and past operations.

     Since 1980, the Company has received notices or requests for information with respect to 27 sites that have been deemed "Superfund" sites under the federal Comprehensive Environmental Response, Compensation and Liability Act, five of which are currently active, 14 of which are inactive, and eight of which have been settled. The Company is also engaged in investigatory and remedial activities with respect to four closed plants previously operated by Former Parent. As of January 3, 1998, the Company had accrued in its financial statements approximately $10 million in reserves for expenses related to Superfund sites and the clean-up of closed plant sites, which reserves it believes are adequate.

     The Company does not anticipate that the costs to comply with environmental laws and regulations or the costs related to Superfund sites and the clean-up of closed plant sites will have a material adverse effect on the Company's capital expenditures, earnings or competitive position; however, there can be no assurance that other developments, such as the emergence of unforeseen claims or liabilities or the imposition of increasingly stringent laws, regulations and enforcement policies will not result in material costs in the future.

RISKS OF POTENTIAL ACQUISITIONS

     The Company may acquire or make substantial investments in complementary businesses or products in the future. Any such acquisition or investment would entail various risks, including the difficulty of assimilating the operations and personnel of the acquired businesses or products, the potential disruption of the Company's ongoing business and, generally, the potential inability of the Company to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could have a material adverse effect on the Company's financial results. Future acquisitions and investments by the Company also could result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company's financial results and condition. The Company engages from time to time in discussions with respect to potential acquisitions, some of which may be material.

YEAR 2000 COMPLIANCE

     Many existing computer systems and software products, including several used by the Company, are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, the Company's date critical functions related to the year 2000 and beyond, such as sales, distribution, manufacturing, purchasing, inventory control, trade promotion management, planning and replenishment, facilities and financial systems may be materially adversely affected unless these computer systems are or become year 2000 compliant.

     The Company has begun a comprehensive upgrade of its information systems to significantly improve operating efficiencies and to identify, correct or reprogram, and test its systems for year 2000 compliance. In 1997, the Company incurred costs of $12 million to upgrade its information technology and expects to spend an additional $40 million over the next two years for such upgrades. There can be no assurance, however, that the Company's computer systems will be year 2000 compliant in a timely manner or that the Company will not incur significant additional expenses pursuing year 2000 compliance. Furthermore, even if the Company's systems are year 2000 compliant, there can be no assurance that the Company will not be materially adversely affected by the failure of others to become year 2000 compliant. For example, the Company may be adversely affected by the disruption or inaccuracy of data provided to the Company by non-year 2000 compliant third parties and the failure of the Company's customers and service providers, such as independent shipping companies, to become year 2000 compliant. There can be no assurance that the year 2000 problem will not have a material adverse effect on the Company in the future.

                                USE OF PROCEEDS

     Unless otherwise indicated in any accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include capital expenditures, the repayment of indebtedness, the funding of working capital, acquisitions and stock repurchases. While the Company reviews acquisition opportunities in the ordinary course of business, there can be no assurance that any acquisitions will be consummated.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

                                                                    FISCAL YEAR ENDED
                                                  ------------------------------------------------------
                                                  JAN. 3,    DEC. 28,    DEC. 30,    DEC. 31,   DEC. 25,
                                                   1998        1996        1995        1994       1993
                                                  -------    --------    --------    --------   --------
Ratio of earnings to fixed charges(1).........    6.98x      3.01x(2)     (2)(3)     9.48x      14.04x

---------------
(1) In calculating this ratio, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, fees incurred on the sale of accounts receivable and the portion of rental expense under operating leases which has been deemed by the Company to be representative of the interest factor. Prior to August 15, 1996, the Company was the subsidiary of its Former Parent. Interest expense during that period was incurred primarily on advances from its Former Parent that bore interest at the prime lending rate. The average balance of interest bearing advances from the Former Parent prior to the Spin-off were approximately $160 million, $240 million, $163 million and $47 million for 1996, 1995, 1994 and 1993, respectively.

(2) Includes restructuring charges, asset write-downs and Spin-off transaction costs of $60 million in 1996 and restructuring charges and asset write-downs of $156 million in 1995.

(3) In 1995, fixed charges exceeded earnings by approximately $47 million.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by the Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Offered Debt Securities are to be issued in one or more series under an Indenture as amended or supplemented from time to time (the "Indenture") between the Company and Norwest Bank Arizona, N.A., as Trustee. The term "Trustee," as used herein shall mean Norwest Bank Arizona, N.A.; if at any time there is more than one Trustee acting under the Indenture, the term "Trustee" as used herein with respect to Debt Securities of any particular series shall mean the Trustee with respect to the Offered Debt Securities of such series. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture and the Offered Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions of certain terms therein and of those terms made a part thereof by the Trust Indenture Act. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

     The Debt Securities will be unsecured obligations of the Company. Unless otherwise stated in a Prospectus Supplement, the Debt Securities will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Company may issue Debt Securities which are subordinated in right of payment, in the manner and to the extent described in the applicable Prospectus Supplement, to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement).

     The Debt Securities to be offered by this Prospectus are limited to $300,000,000 in aggregate initial public offering price. The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any Holder, for issuances of additional Debt Securities of such series. (Section
301) The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities.

     Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms, where applicable, of the Offered Debt
Securities: (i) the title of the Offered Debt Securities or series of which they are a part; (ii) the aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of the Offered Debt Securities;
(iii) the Person to whom any interest on an Offered Debt Security of that series shall be payable, if other than the Person in whose name that Offered Debt Security is registered at the close of business on the Regular Record Date for such series; (iv) the date or dates (or the method or methods, if any, by which such date or dates shall be determined) on which the principal of such Offered Debt Securities will be payable; (v) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (vi) the rate or rates (which may be fixed, floating or adjustable), or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the Interest Payment Dates on which any such interest will be payable; the Regular Record Date for any such interest payable on any Interest Payment Date and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (vii) the place or places where the principal of and any premium and interest on such Offered Debt Securities will be payable; (viii) the period or periods within which, the price or prices at which, the currency or currencies, currency unit or composite currency in which, and the other terms and conditions upon which such Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) the obligation, if any, of the Company to redeem, repay or purchase any of such Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to any such obligation; (x) the denominations in which such Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (xi) if other than the currency of the United States of America, the currency, currencies, composite currencies or currency units in which the principal of or any premium or interest on such Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time); (xii) if the amount of payments of principal of or any premium or interest on such Offered Debt Securities may be determined with reference to an index, pursuant to a formula or pursuant to other methods, the manner in which such amounts will be determined; (xiii) if the principal of or any premium or interest on such Offered Debt Securities is to be payable (at the election of the Company or a Holder thereof) in one or more currencies, composite currencies or currency units other than those in which the Offered Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xiv) if other than the principal amount thereof, the portion of the principal amount of such Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof pursuant to the Indenture or, if applicable, the portion of the principal amount of Offered Debt Securities that is convertible into or exchangeable for other securities of the Company ("Securities") or the method by which such portion will be determined;
(xv) if applicable, any terms subjecting such Offered Debt Securities to defeasance or covenant defeasance (as hereinafter defined) different from the provisions in the Indenture and any limitations on application of the terms of the Indenture described below under "Defeasance;" (xvi) if applicable, any terms governing conversion or exchangeability of such Offered Debt Securities into or for common stock, par value $.01 per share of the Company, (the "Common Stock") or other Securities and the terms and conditions upon which such conversion or exchange will be effected; (xvii) any terms regarding the issuance of any Offered Debt Securities of the series, in whole or in part, in book-entry form and, if applicable, the depositary for such book-entry securities and the circumstances, if any, in addition to the circumstances (if applicable) described below under "Book-Entry Debt Securities," under which any such book-entry Debt Securities may be registered in the name of a Person other than such depositary or its nominee; (xviii) provisions, if any, granting special rights to the Holders of such Offered Debt Securities upon the occurrence of such events as may be specified; (xix) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities; (xx) the terms, if any, pursuant to which the Offered Debt Securities will be made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company; and the definition of any such Senior Indebtedness; (xxi) the application, if any, of judgments in respect of any specified currency, to the Debt Securities; (xxii) whether the payment of principal, premium and interest, if any, and other amounts due under the Indenture, and performance of the Company's other obligations under the Indenture, will be guaranteed by one or more guarantors, including subsidiaries of the Company; and (xxiii) any other terms of such Offered Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

     Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the principal of, premium, if any, or interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the principal office of the Trustee (see "Concerning the Trustee"), provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to an account maintained by the payee located in the United States. (Sections 305 and 1002). Any payment of principal, premium or interest required to be made on an Interest Payment Date, Redemption Date or at Maturity (as the case may be) which is not a Business Day may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at Maturity, as the case may be, and, if such payment is so made, no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Maturity. (Section 113)

     All monies paid by the Company to the Trustee for the payment of principal of (and premium, if any or interest, if any, on) any Debt Security that remains unclaimed by the Holder of such Debt Security at the end of two years after such principal, premium or interest shall become due and payable will be repaid by the Trustee to the Company on demand, and such Holder will thereafter look only to the Company for payment thereof. (Section 1003)

     Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section 302). No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may, subject to certain exceptions, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that Debt Securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for Federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other Debt Securities treated as issued at an original issue discount) will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means a security, including any security that does not provide for the payment of interest prior to Maturity, which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the Stated Maturity thereof an amount less than the principal amount thereof shall become due and payable. (Section 101) Any special United States tax considerations applicable to any Debt Securities which are denominated in any currencies, currency units or composite currencies other than United States dollars will be described in the applicable Prospectus Supplement.

     The Indenture does not contain any provisions which may afford the Holders of Debt Securities of any series protection in the event of a highly leveraged transaction or other transaction which may occur in connection with a takeover attempt resulting in a decline in the credit rating of the Debt Securities. Any such provisions, if applicable to the Debt Securities of any series, will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

EVENTS OF DEFAULT

     Unless otherwise specified in the Prospectus Supplement, the following are the Events of Default under the Indenture with respect to Debt Securities of any series: (i) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (ii) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (iii) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;
(iv) failure to perform or breach of any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice by the Trustee or Holders of at least 25% of the principal amount of the Outstanding Debt Securities of that series (as provided in the Indenture); (v) certain events in bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (as defined in Regulation S-X under the Securities Act of 1933); (vi) default under any bond, debenture, note, mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed for which the Company or a Significant Subsidiary is directly responsible or liable as obligor or guarantor, having an aggregate principal amount outstanding of at least $50,000,000, whether such indebtedness exists on the date of the Indenture or shall thereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness being discharged or such acceleration having been rescinded or annulled; and (vii) any other Event of Default provided with respect to Debt Securities of that series. (Section 501). Unless otherwise specified herein or in the Prospectus Supplement, no Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately by written notice to the Company (and to the Trustee, if given by the Holders). If an Event of Default described in clause (v) above with respect to the Debt Securities of any series at the time outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration by written notice, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each outstanding Debt Security of such series affected. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

     Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence and continuation of an Event of Default.

     The Trustee shall, within 90 days after the occurrence of a default with respect to Debt Securities of any series, give all Holders of Debt Securities of such series then outstanding notice of all uncured defaults known to it (the term "default" to mean the events specified above without applicable grace periods), provided that, except in the case of a default in the payment of principal of (or any premium or interest on) any Debt Security of any series, or in the payment of any sinking fund installment with respect to Debt Securities of any series, the Trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the interest of all Holders of Debt Securities of such series then outstanding. (Trust Indenture Act Section 315)

     The Indenture provides that the Trustee will be under no obligation (subject to the duty of the Trustee during a default to act with the required standard of care) to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Debt Securities of any series, unless such Holders shall have offered to the Trustee reasonable security or indemnity against costs, expense and liabilities which might be incurred by it in compliance with such request. (Section 601). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     Under the Indenture, the Company will be required to furnish to the Trustee annually a statement by certain officers of the Company to the effect that, to the best of their knowledge, the Company is not in default in the fulfillment of any of its obligations under the Indenture or (if there has been a default in the fulfillment of any such obligation) specifying such default. (Section 1005)

     No Holder of any Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series, the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of an Outstanding Debt Security of that series for enforcement of payment of the principal of, or any premium or interest on, such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

COVENANTS

     The particular covenants, if any, relating to any series of Debt Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise specified in the Prospectus Supplement, the "covenant defeasance" provisions described below will apply to any such covenants described in the Prospectus Supplement.

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

     Unless otherwise specified in an applicable Prospectus Supplement, under the Indenture, without consent of the Holders, the Company may consolidate or merge with or into any other corporation or entity, and the Company may sell, lease or convey all or substantially all of its assets to another corporation or entity, if (i) (a) in the case of a merger, the Company is the surviving company in the merger, or (b) the entity surviving the merger, formed by such consolidation or which acquires such assets is an entity organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and expressly assumes payment of the principal of (and any premium and interest on) the Debt Securities and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company; (ii) immediately thereafter, no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default shall have occurred and shall be continuing and (iii) certain other conditions are met. (Article Eight)

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving company, the successor entity would be substituted for the Company and the Company would be relieved of any obligations and covenants under the Indenture and the Debt Securities.

SATISFACTION, DISCHARGE AND DEFEASANCE

     Satisfaction and Discharge. Unless otherwise specified in an applicable Prospectus Supplement, the Indenture, with respect to any series of Debt Securities (except for certain specified surviving obligations, including (i) any rights of registration of transfer and exchange and (ii) rights to receive the principal, premium, if any, and interest, if any, on the Debt Securities) will be discharged and canceled upon the satisfaction of certain conditions, including the following: (a) all Debt Securities have been theretofore authenticated and delivered to the Trustee for cancellation; or (b) (1) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation have become due or payable, will become due and payable at their Maturity within one year or are to be called for redemption within one year and
(2) an amount sufficient to pay the principal, premium, if any, and interest, if any, to the Stated Maturity or Redemption Date, as the case may be, of all Debt Securities of such series has been deposited with the Trustee. (Section 401)

     Defeasance and Covenant Defeasance. Unless so specified in the Prospectus Supplement with respect to Debt Securities of any series, the Company at its option: (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for, among other things, certain obligations to register the transfer or exchange of Debt Securities of such series; replace stolen, lost or mutilated Debt Securities of such series; maintain certain offices or agencies in each Place of Payment; and hold moneys for payment in trust ("defeasance")); or (ii) will not be subject to provisions of the applicable Indenture described above under "-- Consolidation, Merger and Transfer of Assets" and certain other restrictive covenants included in the applicable Prospectus Supplement with respect to the Debt Securities of such series ("covenant defeasance"), in each case if the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants or investment bank which shall be delivered to the Trustee) to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and interest, if any, on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option, the Company is required, among other things, to deliver to the Trustee (i) an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes and (ii) in the case of defeasance, a ruling received from or published by the United States Internal Revenue Service or a change in U.S. income tax law to the effect that the deposit and related defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. (Sections 1402 and 1403)

MODIFICATION AND WAIVER

     Unless otherwise specified in an applicable Prospectus Supplement, modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the Stated Maturity of the principal of or any installment of principal of or interest on any Debt Security; (ii) reduce the principal amount of, or any premium or interest on, or the rate of interest on, any Debt Security; (iii) reduce the amount of principal of an Original Issue Discount Security or other Debt Security payable upon acceleration of the Maturity thereof; (iv) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security; (v) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption on or after the Redemption Date; or, in the case of repayment at the option of the Holder, on or after the date fixed for repayment); (vi) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture; (vii) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or (viii) modify any of the provisions relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby. (Section 902)

     Unless otherwise specified in an applicable Prospectus Supplement, modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Debt Securities as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default; (iv) to add or change any provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; provided, that any such change shall not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities in any material respect; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities, provided that, any such addition, change or elimination (a) shall neither (1) apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the Holder of any such Debt Security with respect to such provision or (b) shall become effective only when there is no such Debt Security outstanding; (vi) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (vii) to secure the Debt Securities; (viii) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance or satisfaction and discharge of any series of Debt Securities pursuant to the Indenture; provided, that any such action shall not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities in any material respect; (ix) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect; (x) to add a guarantor or guarantors for any or all series of Debt Securities; (xi) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; and (xii) to establish the form or terms of any series of Debt Securities. (Section 901)

     The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONVERSION OR EXCHANGE RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into or exchangeable for Common Stock or other Securities will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the conversion price or exchange ratio (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price or exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York, but without regard to principles of conflicts of law. (Section 112)

CONCERNING THE TRUSTEE

     Norwest Bank Arizona, N.A., with its principal offices at 3300 N. Central Avenue, Fourth Floor, Phoenix, Arizona, 85012, will act as Trustee for the benefit of the Holders of the Debt Securities under the Indenture.

BOOK-ENTRY DEBT SECURITIES

     Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Security"). Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of and any premium and interest on Debt Securities represented by a Global Security will be made by the Company to the applicable Trustee, and then by such Trustee to the depository.

     The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangement will be described in the applicable prospectus supplement.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the Indenture. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form; such laws may limit the transferability of beneficial interests in a Global Security.

     If: (i) DTC is at any time unwilling, unable or ineligible to continue as depository for the Debt Securities of any series and a successor depository is not appointed by the Company within 90 days following notice to the Company;
(ii) the Company determines, in its sole discretion, not to have the Debt Securities of any series represented by one or more Global Securities; or (iii) an Event of Default under the Indenture has occurred and is continuing with respect to the Debt Securities of any series, then the Company will issue individual Debt Securities of such series in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 (or any integral multiple thereof) and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

          In the event that DTC acts as securities depository for any Debt Securities, such Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

          Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the limited circumstances described above.

          To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

          Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

          Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

          Payments of principal of and any premium and interest on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, any Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and interest, to DTC will be the responsibility of the Company or the applicable paying agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

          DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Securities in certificated form are required to be prepared and delivered as described above.

          The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable. However, neither the Company nor any underwriter or agent takes any responsibility for the accuracy thereof.

     None of the Company, any underwriter or agent, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the total number of shares of all classes of stock that the Company has authority to issue is 310,000,000 consisting of 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 300,000,000 shares of Common Stock. As of March 3, 1998, 102,775,954 shares of Common Stock were issued and 102,672,370 shares were issued and outstanding (4,892,845 shares of which were held by an employee equity trust). As part of the 10,000,000 shares of Preferred Stock authorized, the Company has authorized and reserved for issuance 1,500,000 shares of Junior Preferred Stock (as defined herein) in connection with the preferred share purchase rights (the "Rights") issued by the Company in connection with the Spin-off.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors and, except as otherwise required by law or provided in any resolution adopted by the Company's Board of Directors (the "Board") with respect to any series of Preferred Stock, the holders of such Common Stock exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The Common Stock does not have any preemptive rights.

     The Common Stock is traded on the NYSE under the symbol "DL."

RIGHTS

     In connection with the Spin-off, the Company's Board of Directors declared a dividend of one Right, paid on August 15, 1996 in respect of each share of Common Stock issued to the holder of record thereof as of the close of business on such date. To the extent any Debt Securities issued are convertible into shares of Common Stock, each such share of Common Stock issued in connection with a conversion will also be accompanied by a Right. Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock"), of the Company at a price of $75.00 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement") between the Company and Wells Fargo Bank of Arizona, N.A., as rights agent.

     Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the then outstanding shares of the Common Stock or (ii) ten business days (or such later date as may be determined by action of the Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing shares of Common Stock.

     The Rights Agreement provides that until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Common Stock. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on August 15, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Junior Preferred Stock, (ii) upon the grant to holders of the shares of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Junior Preferred Stock at a price, or securities convertible into shares of Junior Preferred Stock with a conversion price, less than the then-current market price of the shares of Junior Preferred Stock or (iii) upon the distribution to holders of the shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of a share of Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of Common Stock or a stock dividend on Common Stock payable in Common Stock or subdivisions, consolidations or combinations of Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     Shares of Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of Common Stock. Each share of Junior Preferred Stock will have 100 votes, and shall be entitled to vote with Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of Junior Preferred Stock, the value of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price that number of shares of Common Stock having a market value of two times the exercise price of the Right. In the event that, at any time on or after the date that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Junior Preferred Stock, per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Common Stock, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company's Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, including an amendment to lower (i) the threshold at which a person or group of affiliated or associated persons becomes an Acquiring Person and (ii) the percentage of Common Stock proposed to be acquired in a tender or exchange offer that would cause the Rights Distribution Date to occur, to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (b) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. In the event that the Rights become exercisable, the Company will register the shares of the Junior Preferred Stock for which the Rights may be exercised, in accordance with applicable law.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company and thereby effect a change in the composition of the Board on terms not approved by the Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or business combination approved by the Board since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through one or more underwriters or dealers, directly to institutional investors or other purchasers, through agents, through other methods or through a combination of the foregoing. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions (including negotiated transactions) at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased.

     The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent, will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     If so indicated in the related Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution by the Company with respect to payments they may be required to make in respect thereof.

     Certain of the underwriters or agents and their affiliates may engage in transactions with and perform services for the Company or its affiliates in the ordinary course of their respective businesses.

     If the underwriters create a short position in the Debt Securities in connection with the offerings (i.e., if they sell more Debt Securities than are set forth on the cover page of the applicable Prospectus Supplement), the representatives of the underwriters may reduce that short position by purchasing Debt Securities in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither the Company nor any underwriter or agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debt Securities. Neither the Company nor any underwriter or agent makes any representation that the representatives of any underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Debt Securities may or may not be listed on a national securities exchange or traded in the over-the-counter market. No assurances can be given as to the liquidity of the trading market for any such securities.

                                 LEGAL MATTERS

     The validity of the Debt Securities will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 3, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $   88,500
Printing expenses...........................................     340,000
Rating agency fees..........................................     235,000
Trustee's fees..............................................      10,500
Legal fees and expenses.....................................     150,000
Accounting expenses.........................................     150,000
Blue Sky fees and expenses..................................      15,000
Other.......................................................      11,000
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========

---------------
* Except for the Securities and Exchange Commission registration fee, all of the foregoing expenses have been estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each "Another Enterprise") (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Company's Restated Bylaws (the "Bylaws"), to the fullest extent permitted from time to time by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of the Board, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of Another Enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Certificate of Incorporation or otherwise by the Company. In addition, pursuant to the Certificate of Incorporation, the Company has entered into agreements with certain persons providing for indemnification greater or different than that provided in the Certificate of Incorporation. See
"-- Indemnification Agreements."

     The Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of Another Enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

     Pursuant to the Bylaws, to obtain indemnification, a claimant is to submit to the Company a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, (i) if requested by the claimant, by independent legal counsel, or (ii) if the claimant does not so request, by the Board (a) by a majority vote of the disinterested directors even though less than a quorum, (b) if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Board, or (c) if the disinterested directors so direct, by the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a "Change in Control" (as defined in the Company's 1996 Stock Incentive Plan), in which case the independent counsel shall be selected by the claimant unless the claimant requests that such selection be made by the Board.

     Pursuant to the Bylaws, if a claim for indemnification is not paid in full by the Company within 30 days after a written claim for indemnification has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including, without limitation, the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standards in the DGCL, nor an actual determination by the Company (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct in the DGCL. However, the Company will be bound by a determination pursuant to the procedures set forth in the Bylaws that the claimant is entitled to indemnification in any judicial proceeding commenced pursuant to the Bylaws.

     The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or Another Enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company has obtained directors' and officers' liability insurance providing coverage to its directors and officers. In addition, the Bylaws authorize the Company, to the extent authorized from time to time by the Board, to grant rights to indemnification and rights to be paid by the Company for the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Company to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

     The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company for the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

FIDUCIARY DUTIES

     The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

INDEMNIFICATION AGREEMENTS

     The Company is party to indemnification agreements with each of its directors and certain of its officers (each, an "Indemnification Agreement," and, collectively, the "Indemnification Agreements"). The Indemnification Agreements, among other things, require the Company to indemnify the directors and such officers to the fullest extent permitted by law, and to advance to the directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by directors seeking to enforce their rights under the Indemnification Agreements, and cover directors and such officers under the Company's directors' and officers' liability insurance. Although the Indemnification Agreements will offer substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board or by the stockholders to eliminate the rights provided, an action that is possible with respect to the relevant provisions of the Bylaws, at least as to prospective elimination of such rights.

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted by the Indemnification Agreements. In addition, the Board is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under any Indemnification Agreement.

     The DGCL provides that a contract between a corporation and a director thereof is not void or voidable solely because the interested director is present at the meeting authorizing the contract if the material facts relating to the contract are known to the board of directors and the board of directors in good faith authorizes the contract by the affirmative vote of a majority of the disinterested directors, or the material facts relating to the contract are known to the stockholders and the stockholders in good faith authorize the contract, or the contract is fair to the corporation at the time it is authorized or approved.

STATE LAW PROVISIONS

     The Company is incorporated under the laws of the State of Delaware.
Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of Another Enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and 145(b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145 of the DGCL.

UNDERWRITING AGREEMENTS

     The form of Underwriting Agreement filed as Exhibit 1.1 hereto provides for the indemnification of the Company, its controlling persons, its directors and certain of its officers by the underwriters of any offering pursuant to the Registration Statement against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS

     Set forth below is a list of the exhibits included as part of this Registration Statement.

  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
    1.1      Form of Underwriting Agreement.
    3.1      Restated Certificate of Incorporation of the Company
             (incorporated by reference to Exhibit 3(a) to the Company's
             Form 10, dated July 30, 1996 (File No. 001-11733)).
    3.2      Restated Bylaws of the Company (incorporated by reference to
             Exhibit 3(b) to the Company's Annual Report on Form 10-K for
             the year ended January 3, 1998).
    4.1      Form of Indenture relating to the Debt Securities.
    4.2      Rights Agreement (incorporated by reference to Exhibit 4 to the Company's Form 10, dated July 30, 1996 (File No.
             001-11733)).
    5.1      Opinion of Fried, Frank, Harris, Shriver & Jacobson as to
             the validity of the securities being registered.
   12.1      Computation of Ratio of Earnings to Fixed Charges.
   23.1      Consent of Fried, Frank, Harris, Shriver & Jacobson
             (included in Exhibit 5.1).

  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
   23.2      Consent of Deloitte & Touche LLP.
   24.1      Powers of Attorney (included on signature pages).
   25.1      Form T-1 Statement of Eligibility and Qualification under
             the Trust Indenture Act of Norwest Bank Arizona, N.A

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs (1)(i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, The Dial Corporation has certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona, on March 4, 1998.

                                          THE DIAL CORPORATION

                                          By:      /s/ MALCOLM JOZOFF
                                            ------------------------------------
                                            Malcolm Jozoff
                                            Chairman of the Board, President
                                            and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Malcolm Jozoff and Susan J. Riley, and each of them, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their names, places, and steads, in any and all capacities, to sign the Registration Statement on Form S-3 to be filed in connection with the offering of debt securities of The Dial Corporation and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                                  TITLE                       DATE
                ---------                                  -----                       ----

            /s/ MALCOLM JOZOFF              Chairman of the Board, President and  March 4, 1998
------------------------------------------  Chief Executive Officer (Principal
              Malcolm Jozoff                Executive Officer)

            /s/ SUSAN J. RILEY              Senior Vice President -- Finance and  March 4, 1998
------------------------------------------  Chief Financial Officer (Principal
              Susan J. Riley                Financial Officer and Principal
                                            Accounting Officer)

           /s/ JOY A. AMUNDSON              Director                              March 4, 1998
------------------------------------------
             Joy A. Amundson

           /s/ HERBERT M. BAUM              Director                              March 4, 1998
------------------------------------------
             Herbert M. Baum

             /s/ JOE T. FORD                Director                              March 4, 1998
------------------------------------------
               Joe T. Ford

                SIGNATURE                                  TITLE                       DATE
                ---------                                  -----                       ----
          /s/ THOMAS L. GOSSAGE             Director                              March 4, 1998
------------------------------------------
            Thomas L. Gossage

           /s/ DONALD E. GUINN              Director                              March 4, 1998
------------------------------------------
             Donald E. Guinn

          /s/ MICHAEL T. RIORDAN            Director                              March 4, 1998
------------------------------------------
            Michael T. Riordan

          /s/ DENNIS C. STANFILL            Director                              March 4, 1998
------------------------------------------
            Dennis C. Stanfill

          /s/ BARBARA S. THOMAS             Director                              March 4, 1998
------------------------------------------
            Barbara S. Thomas

           /s/ A. THOMAS YOUNG              Director                              March 4, 1998
------------------------------------------
             A. Thomas Young

                                 EXHIBIT INDEX

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  1.1      Form of Underwriting Agreement.
  3.1      Restated Certificate of Incorporation of the Company
           (incorporated by reference to Exhibit 3(a) to the Company's
           Form 10, dated July 30, 1996 (File No. 001-11733)).
  3.2      Restated Bylaws of the Company (incorporated by reference to
           Exhibit 3(b) to the Company's Annual Report on Form 10-K for
           the year ended January 3, 1998).
  4.1      Form of Indenture relating to the Debt Securities.
  4.2      Rights Agreement (incorporated by reference to Exhibit 4 to the Company's Form 10, dated July 30, 1996 (File No.
           001-11733)).
  5.1      Opinion of Fried, Frank, Harris, Shriver & Jacobson as to
           the validity of the securities being registered.
 12.1      Computation of Ratio of Earnings to Fixed Charges.
 23.1      Consent of Fried, Frank, Harris, Shriver & Jacobson
           (included in Exhibit 5.1).
 23.2      Consent of Deloitte & Touche LLP.
 24.1      Powers of Attorney (included on signature pages).
 25.1      Form T-1 Statement of Eligibility and Qualification under
           the Trust Indenture Act of Norwest Bank Arizona, N.A.